UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
October 30, 2009

GENERAL MARITIME CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
REPUBLIC OF THE MARSHALL ISLANDS
(STATE OR OTHER JURISDICTION OF INCORPORATION)

001-34228	66-071-6485
(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)
299 Park Avenue
New York, New York 10171
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
(212) 763-5600
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)
Not Applicable
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this Current Report on Form 8-K are the following: loss or reduction in business from our significant customers; the failure of our significant customers to perform their obligations owed to us; changes in demand; material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker new building orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which we or any of our vessels may be subject; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of our vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company’s anticipated drydocking or maintenance and repair costs); changes in the itineraries of our vessels; adverse changes in foreign currency exchange rates affecting our expenses; and other factors listed from time to time in the our filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2008 and our subsequent reports on Form 10-Q and Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary from the amounts currently estimated.
Item 7.01. Regulation FD Disclosure.
     In accordance with General Instruction B.2. of Form 8-K, the following information described under this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Act”). The Company disclaims any intention or obligation to update or revise this information.
     The Company disclosed the following information today:
RISK FACTORS
Risks relating to our business and operations
The market value of our vessels may fluctuate significantly, and we may incur losses when we sell vessels following a decline in their market value.
We believe that the fair market value of our vessels may have declined recently, and may increase and decrease depending on a number of factors including:
•	general economic and market conditions affecting the shipping industry;

•	competition from other shipping companies;

•	supply and demand for tankers and the types and sizes of tankers we own;

•	alternative modes of transportation;

•	cost of newbuildings;

•	governmental or other regulations;

•	prevailing level of charter rates; and

•	technological advances.
If the fair market value of our vessels declines below their carrying values and such decline is other than temporary, we may be required to take an impairment charge or may incur losses if we were to sell one or more of our vessels at such time, which would adversely affect our business and financial condition as well as our earnings.
Risks relating to our indebtedness
Fluctuations in the market value of our fleet may adversely affect our liquidity and may result in breaches under our financing arrangements and sales of vessels at a loss.
The market value of vessels fluctuates depending upon general economic and market conditions affecting the tanker industry, the number of tankers in the world fleet, the price of constructing new tankers, or newbuildings, types and sizes of tankers, and the cost of other modes of transportation. The market value of our fleet may decline as a result of a downswing in the historically cyclical shipping industry or as a result of the aging of our fleet. Declining tanker values could affect our ability to raise cash by limiting our ability to refinance vessels and thereby adversely impact our liquidity. In addition, declining vessel values could result in the reduction in lending commitments, the requirement to repay outstanding amounts or a breach of loan covenants, which could give rise to an event of default under our 2005 credit facility.
Our 2005 credit facility requires us to comply with a collateral maintenance covenant under which the market value of our vessels must remain at or above 125% of the total commitment amount under the credit facility. If we are unable to maintain this required collateral maintenance ratio, we may be prevented from borrowing additional money under our credit facility, or we may default under our credit facility. If a default occurs, the lenders could elect to declare the debt, together with accrued interest and other fees, to be immediately due and payable and proceed against the collateral securing the debt, which constitutes a majority of our assets. Moreover, if the lenders were to accelerate the debt outstanding, it could result in a default under our other debt obligations that may exist at such time.
Due to the cyclical nature of the tanker market, the market value of one or more of our vessels may at various times be lower than their book value, and sales of those vessels during those times would result in losses. If we determine at any time that a vessel’s future limited useful life and earnings require us to impair its value on our financial statements, that could result in a charge against our earnings and the reduction of our shareholders’ equity. If for any reason we sell vessels at a time when vessel prices have fallen, the sale may be at less than the vessel’s carrying amount on our financial statements, with the result that we would also incur a loss and a reduction in earnings. The 22 vessels which are currently collateralizing in part our 2005 credit facility had an aggregate carrying value of $776.2 million as of December 31, 2008 and $754.7 million as of June 30, 2009.
BUSINESS
Fleet overview
Our fleet
Our current fleet consists of 31 vessels and is comprised of two VLCCs, 11 Suezmax vessels, 12 Aframax vessels, two Panamax vessels and four product carriers. The chart below provides information regarding our 31 vessels.

					Current
		Year	Year		employment		Sister
Vessel	Yard	built	acquired	DWT	status	Flag	ships (3)
Crude Tankers
V-Max VLCC
Stena Victory (1)	Hyundai H.I. Co Ltd., Korea	2001	2008	314,000	TC	Bermuda	J
Stena Vision (1)	Hyundai H.I. Co Ltd., Korea	2001	2008	314,000	Spot	Bermuda	J

				628,000
Suezmax
Genmar St. Nikolas (2)	TSU	2008	2008	149,876	TC	Marshall Islands	F
Genmar George T (2)	TSU	2007	2007	149,847	TC	Marshall Islands	F
Genmar Kara G (2)	TSU	2007	2007	150,296	TC	Liberia	G
Genmar Harriet G (2)	TSU	2006	2006	150,205	TC	Liberia	G
Genmar Orion (2)	Samsung	2002	2003	159,992	TC	Marshall Islands
Genmar Argus (2)	Hyundai	2000	2003	164,097	TC	Marshall Islands	H
Genmar Spyridon (2)	Hyundai	2000	2003	153,972	TC	Marshall Islands	H
Genmar Hope (2)	Daewoo	1999	2003	153,919	Spot	Marshall Islands	I
Genmar Horn (2)	Daewoo	1999	2003	159,475	TC	Marshall Islands	I
Genmar Phoenix (2)	Halla	1999	2003	149,999	TC	Marshall Islands
Genmar Gulf (2)	Daewoo	1991	2003	149,803	Spot	Marshall Islands

				1,691,481
Aframax
Genmar Strength (2)	Sumitomo	2003	2004	105,674	TC	Liberia	A
Genmar Daphne (2)	Tsuneishi	2002	2008	106,560	Spot	Marshall Islands	E
Genmar Defiance (2)	Sumitomo	2002	2004	105,538	TC	Liberia	A
Genmar Ajax (2)	Samsung	1996	1998	96,183	TC	Liberia	B
Genmar Agamemnon (2)	Samsung	1995	1998	96,214	TC	Liberia	B
Genmar Minotaur (2)	Samsung	1995	1998	96,226	TC	Liberia	B
Genmar Revenge (2)	Samsung	1994	2004	96,755	Spot	Liberia
Genmar Constantine (2)	S. Kurushima	1992	1998	102,335	Spot	Liberia	C
Genmar Alexandra (2)	S. Kurushima	1992	2001	102,262	Spot	Marshall Islands	C
Genmar Princess (2)	Sumitomo	1991	2003	96,648	Spot	Liberia	D
Genmar Progress (2)	Sumitomo	1991	2003	96,765	Spot	Liberia	D
Genmar Elektra	Tsuneishi	2002	2008	106,548	Spot	Marshall Islands	E

				1,207,708
Panamax
Stena Companion (1)	Dalian Shipyard Ltd., China	2004	2008	72,750	TC	Bermuda	K
Stena Compatriot (1)	Dalian Shipyard Ltd., China	2004	2008	72,750	TC	Bermuda	K

				145,500
Product tankers
Handymax
Stena Concept (1)	Uljanik Brodogradiliste, Croatia	2005	2008	47,400	TC	Bermuda	L
Stena Contest (1)	Uljanik Brodogradiliste, Croatia	2005	2008	47,400	TC	Bermuda	L
Stena Concord (1)	Uljanik Brodogradiliste, Croatia	2004	2008	47,400	TC	Bermuda	L
Stena Consul (1)	Uljanik Brodogradiliste, Croatia	2004	2008	47,400	TC	Bermuda	L

				189,600

			Total DWT	3,862,289

TC	=	Time Chartered (see “—Our Charters”)

(1)		Vessel is currently collateral for our RBS credit facility.

(2)		Vessel is currently collateral for our 2005 credit facility.

(3)		Each vessel with the same letter is a “sister ship” of each other vessel with the same letter.
During April 2004 and July 2004, we acquired nine vessels, consisting of three Aframax vessels, two Suezmax vessels and four Suezmax newbuilding contracts, and a technical management company from Soponata SA, an unaffiliated entity, for an aggregate purchase price of $248.1 million in cash. These four newbuilding Suezmax vessels were delivered between March 2006 and February 2008. The acquisitions were financed through the use of cash and borrowings under our revolving credit facilities.
During December 2008, pursuant to the Arlington acquisition, we acquired two VLCCs, two Panamax vessels and four product carriers along with Arlington’s other assets and liabilities in exchange for 15.5 million shares of our common stock. We refer to these vessels as the Arlington vessels.
All of our vessels in our current fleet are double-hull.
Commercial management for our vessels is provided through our wholly-owned subsidiary, General Maritime Management LLC.
Fleet deployment
We strive to optimize the financial performance of our fleet by deploying our vessels on time charters and in the spot market. We believe that our fleet deployment strategy provides us with the ability to benefit from increases in tanker rates while at the same time maintaining a measure of stability through cycles in the industry. The following table details the percentage of our fleet operating on time charters and in the spot market during the past three years.

	Time charter vs. spot mix (as % of operating days)
	Year Ended December 31,
	2006	2007	2008	2009E (1)

Percent in Time Charter Days	32.3%	70.3%	74.9%	76.0%
Percent in Spot Days	67.7%	29.7%	25.1%	24.0%
Total Vessel Operating Days	7,121	6,599	7,568	10,746

(1)	Estimated figures for 2009 include actual data for the nine months ended September 30, 2009 and our estimates for the three months ending December 2009, based on the third quarter utilization rate and assuming scheduled maintenance and drydocking.
Vessels operating on time charters may be chartered for several months or years whereas vessels operating in the spot market typically are chartered for a single voyage that may last up to several weeks. Vessels operating in the spot market may generate increased profit margins during improvements in tanker rates, while vessels operating on time charters generally provide more predictable cash flows. Accordingly, we actively monitor macroeconomic trends and governmental rules and regulations that may affect tanker rates in an attempt to optimize the deployment of our fleet.
Our charters
As of the date hereof, our fleet of 31 vessels has 21 vessels on time charter contracts expiring on dates between November 2009 and September 2011, shown as follows:

Vessel	Vessel Type	Expiration Date	Daily Rate (1)
Genmar Agamemnon	Aframax	December 1, 2009	$25,000
Genmar Ajax	Aframax	October 1, 2010	$17,500
Genmar Argus	Suezmax	January 6, 2010	$38,500
Genmar Defiance	Aframax	December 25, 2009	$29,500

Vessel	Vessel Type	Expiration Date	Daily Rate (1)
Genmar George T.	Suezmax	August 28, 2010	$39,000
Genmar Harriet G.	Suezmax	June 1, 2010	$38,000
Genmar Horn	Suezmax	January 23, 2010	$38,500
Genmar Kara G.	Suezmax	June 1, 2010	$38,000
Genmar Minotaur	Aframax	October 1, 2010	$17,500
Genmar Orion	Suezmax	June 1, 2010	$38,000
Genmar Phoenix	Suezmax	January 1, 2010	$38,500
Genmar Spyridon	Suezmax	December 13, 2009	$38,500
Genmar St. Nikolas	Suezmax	February 7, 2011	$39,000
Genmar Strength	Aframax	August 29, 2010	$18,500
Stena Companion	Panamax	November 10, 2009 (3)	$18,639	(4)
Stena Compatriot	Panamax	November 10, 2010 (2)	$18,639	(5)
Stena Concept	Product carriers	July 4, 2011 (2)	$17,942	(8)
Stena Concord	Product carriers	November 10, 2009 (3)	$16,642	(6)
Stena Consul	Product carriers	November 10, 2010 (2)	$16,642	(7)
Stena Contest	Product carriers	July 4, 2011 (2)	$17,942	(8)
Stena Victory	VLCC	October 12, 2009 (3)	$37,316	(9)

(1)	Before brokers’ commissions.

(2)	Charter end date excludes periods that are at the option of the charterer.

(3)	Charterer has declared that it has declined its option to extend the time charter beyond their expiration or redelivery date.

(4)	Vessel commences a one year time charter starting in January 2010 for $17,000 per day for one year, with two one year option periods, the first year of which is at $18,000 per day and the second year of which is at $17,500 per day with a 50/50 profit share.

(5)	Rate increases to $18,989 per day commencing November 11, 2009.

(6)	Vessel commences 1 year time charter in January 2010 at $11,000 per day

(7)	Rate increases to $16,964 per day commencing November 11, 2009.

(8)	Rate adjusts as follows: $18,264 per day from January 5, 2010 through January 4, 2011 and $18,603 per day from January 5, 2011 through July 4, 2011.

(9)	Vessel will commence a two year time charter in January 2010 at $40,500 per day for the first two years and an additional one year option at $40,000 plus a 50/50 profit share.
Our time charters on our General Maritime Subsidiary vessels and the Stena Victory are for fixed rates per day with no additional hire earned.
Our time charters on six of our Arlington vessels — Stena Companion, Stena Concord, Stena Contest, Stena Concept, Stena Consul and Stena Compatriot (two of which expire in November 2009)— are for fixed rates per day and also have the potential to earn additional hire. Under these charters, we are required to keep the vessels seaworthy, and to crew and maintain them. Northern Marine performs those duties for us under the ship management agreements described below. If a structural change or new equipment is required due to changes in law, classification society or regulatory requirements, the charterers will be required to pay for such changes if the cost is less than $100,000 per year per vessel. Otherwise the cost of any such improvement or change will be shared between us and the charterer of the vessel based on the remaining charter period and the remaining depreciation period of the vessel. The charterers are not obligated to pay us charter hire for off-hire days of fewer than five days per vessel per year, which include days a vessel is unable to be in service due to, among other things, repairs or drydockings. Each charter also provides that the basic hire will be reduced if the vessel does not achieve the performance specifications set forth in the charter. However, under the ship management agreements described below, Northern Marine will reimburse us for any loss of or reduction in basic hire, in excess of five days during any twelve-month period following the date the vessels are delivered to us, net of any proceeds we receive from our off-hire insurance.
The terms of the charters do not provide the charterers with an option to terminate the charter before the end of its term except in the event of the total loss or constructive total loss of a vessel. In addition, each charter provides that we may not sell the related vessel without the charterer’s consent, which consent may be withheld in the charterer’s sole discretion.

The following table sets forth the daily basic hire and base operating costs for two product carriers — the Stena Compatriot, a Panamax vessel, and the Stena Consul, a Handymax vessel:

	Stena Compatriot		Stena Consul
		Base Operating		Base Operating
Period	basic hire (1)	Costs	basic hire (1)	Costs
Dec. 16, 2008 — Nov. 10, 2009	$18,639	$6,989	$16,642	$6,442
Nov. 11, 2009 — Nov. 10, 2010	18,989	7,339	16,964	6,764
Nov. 11, 2010 — Nov. 10, 2011 (2)	19,356	7,706	17,303	7,103
Nov. 11, 2011 — Nov. 10, 2012 (2)	19,741	8,091	17,658	7,458
Nov. 11, 2012 — Nov. 10, 2013 (2)	20,145	8,495	18,031	7,831

(1)	Each vessel is entitled to receive additional hire, the methodology for its calculation is described below. However, to the extent the charterer has subchartered vessel, the amount on which additional hire is calculated is based on the subcharter rate. The Stena Compatriot is subchartered at a daily rate of $27,000 through January 8, 2010. Additional hire for periods in which this subcharter is in effect is fixed at $3,674 per day through November 10, 2009 and $3,499 per day from November 10, 2009 through January 8, 2010.

(2)	Represents options for the charterer to extend the charter for additional one year periods. There can be no assurance that the charterer will exercise any of these options.
The following table sets forth the daily basic hire and base operating costs for two Handymax product carriers — the Stena Concept and the Stena Contest:

		Base operating
Period	Basic hire (1)	costs
Dec. 16, 2008 - Jan. 4, 2009	$20,335	$6,135
Jan. 5, 2009 - Jan. 4, 2010	17,942	6,442
Jan. 5, 2010 - Jan. 4, 2011	18,264	6,764
Jan. 5, 2011 - July 4, 2011	18,603	7,103
July 5, 2011 - July 4, 2012 (2)	21,158	7,458
July 5, 2012 - July 4, 2013 (2)	21,531	7,831

(1)	From January 5, 2009 through July 4, 2011, each vessel is entitled to receive additional hire, the methodology for its calculation is described below. However, to the extent the charterer has subchartered vessel, the amount on which additional hire is calculated is based on the subcharter rate.

(2)	Represents options for the charterer to extend the charter for additional one year periods. There will be no additional hire for these option periods. There can be no assurance that the charterer will exercise any of these options.
Additional hire under charters for Arlington vessels
Under the current time charters for six of our Arlington vessels, Stena Companion, Stena Concord, Stena Contest, Stena Concept, Stena Consul and Stena Compatriot, in addition to the fixed rate basic hire, each vessel has the possibility of receiving additional hire from the charterers through profit sharing arrangements related to the performance of the tanker markets on specified geographic routes, or from actual time charter rates. The time charters for the Stena Companion and the Stena Concord expire in November 2009, and those vessels have been rechartered on new time charters which do not contain additional hire provisions. The additional hire, if any, is payable on the 25th day following the end of each calendar quarter. Additional hire is not guaranteed under our charters.
Legal Proceedings
We have been cooperating in a criminal investigation being conducted by the U.S. Department of Justice relating to the alleged failure by the Genmar Ajax to record certain discharges of oily waste between October 2004 and December 2004. We have denied any wrongdoing in this matter by us or any of our employees. No charges have been made and no fines or penalties have been levied against us. On August 3, 2009, the U.S. Coast Guard released to us a surety bond that we had posted to cover potential fines or penalties, and stated that it had confirmed with the

U.S. Attorney’s Office that it was permissible to do so. On August 6, 2009, the U.S. Coast Guard returned all documents seized from the vessel in connection with the investigation and on August 29, 2009, all related materials were also returned to us by the Coast Guard.
This matter has been reported to our protection and indemnity insurance underwriters. Through September 30, 2009, we have paid approximately $0.5 million of legal fees incurred by such underwriters and have delivered to such underwriters a letter of credit in the amount of $1 million for additional costs that may be incurred in connection with this matter. These amounts are subject to reimbursement by the underwriters to the extent that the proceedings result in an outcome covered by insurance.
On or about August 29, 2007, an oil sheen was discovered by shipboard personnel of the Genmar Progress in Guayanilla Bay, Puerto Rico in the vicinity of the vessel. The vessel crew took prompt action pursuant to the vessel response plan. Our subsidiary which operates the vessel promptly reported this incident to the U.S. Coast Guard and has subsequently accepted responsibility for any damage or loss resulting from the accidental discharge of bunker fuel determined to have been discharged from the vessel. We understand the federal and Puerto Rico authorities are conducting civil investigations into an oil pollution incident which occurred during this time period on the southwest coast of Puerto Rico including Guayanilla Bay. The extent to which oil discharged from the Genmar Progress is responsible for this incident is currently the subject of investigation. The U.S. Coast Guard has designated the Genmar Progress as a potential source of discharged oil. Under the Oil Pollution Act of 1990, the source of the discharge is liable, regardless of fault, for damages and oil spill remediation as a result of the discharge.
On January 13, 2009, we received a demand from the U.S. National Pollution Fund for $5.8 million for the U.S. Coast Guard’s response costs and certain costs of the Departamento de Recursos Naturales y Ambientales of Puerto Rico in connection with the alleged damage to the environment caused by the spill. We are reviewing the demand and have requested additional information from the U.S. National Pollution Fund relating to the demand. We and General Maritime Management LLC recently received grand jury subpoenas, dated October 5, 2009 and September 21, 2009, respectively, from U.S. Department of Justice requesting additional information and records pertaining to the operations of the Genmar Progress and our business. Currently, no charges have been made and no other fines or penalties have been levied against us. We have been cooperating in these investigations and have posted a surety bond to cover potential fines or penalties that may be imposed in connection with the matter.
This matter, including the demand from the U.S. National Pollution Fund, has been reported to our protection and indemnity insurance underwriters, and we believe that any such liabilities will be covered by its insurance, less a deductible. We have not accrued reserves for this incident other than the deductible because the amount of any additional costs that may be incurred by us is not estimable at this time.
Core fixed costs estimates
Our strategy is intended to provide greater cash flow stability through the use of time charters for part of our fleet, while maintaining the flexibility to benefit from improvements in market rates by deploying the balance of our vessels in the spot market. Under certain market conditions, our management uses estimates of core fixed costs, among other things, in our analyses relating to the use of time charters to cover our expenses other than voyage expenses, direct vessel expenses relating to vessels on spot charter and related non-cash expenses. Our current fleet deployment strategy targets 100% coverage of core fixed costs through time charter contracts. Core fixed costs, as used by our management, is direct vessel operating expenses under time charters, general and administrative expenses excluding restricted stock amortization, drydock capital expenditures, and interest expense. Core fixed costs as used herein do not represent all of our expenses and may not be comparable to similar terms used by other companies.
Direct vessel operating expenses under time charters are based on management’s estimates and budgets submitted by our technical managers. We believe direct vessel operating expenses are best measured for comparative purposes over a 12-month period. Projected direct vessel operating expenses for 2010 for our General Maritime Subsidiary vessels are based on our 2009 budget plus a 3% cost inflator. Projected direct vessel operating expenses for the Arlington vessels are based upon the actual amounts set forth in their management contracts or, in the case of those vessels with expiring contracts, a budget provided by third-party technical management service providers plus a 3% cost inflator upon expiration. General and administrative expenses excluding restricted stock amortization are based on our 2009 budget plus a 2% cost inflator. Drydock capital expenditures consist only of drydock costs and exclude any other capital expenditures such as vessel purchases. Drydocking projections for 2010 represent our total drydocking budget for 2010 including capital improvements as estimated by our technical managers. We estimate that 11 of our vessels will undergo scheduled maintenance capital expenditures in 2010. Interest expense is calculated based on management’s estimate of total debt outstanding for the year times LIBOR plus the relevant margin over the period. Assuming an interest expense for 2010 based on our historical interest expense for the twelve month period ended September 30, 2009 and assuming that all excess cash above the minimum cash balance required to be maintained under our 2005 credit facility will be used to pay down debt, we estimate core fixed costs for 2010 to be approximately $126.7 million. If the previously announced amendment to our 2005 credit facility, as discussed in our Current Report on Form 8-K filed on October 28, 2009 becomes effective, the interest rate on our 2005 credit facility will increase from LIBOR plus 100 basis points to LIBOR plus 250 basis points and, as a result, we expect that our interest expense would be increased.
The above estimates are subject to change, and actual results may differ significantly from these estimates. See “”Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995, above.”
Item 8.01. Other Events.
Financial Review: 2009 Third Quarter
The Company recorded net income of $14.8 million, or $0.27 basic and $0.27 diluted earnings per share, for the three months ended September 30, 2009 compared to net income of $23.5 million, or $0.60 basic and $0.59 diluted earnings per share, for the three months ended September 30, 2008. Excluding other income, the Company recorded net income of $1.2 million or $0.02 basic and $0.02 diluted earnings per share for the three months ended September 30, 2009. The Company excludes other income from net income as a method of analyzing the cash impact of its net income. Other income, which primarily includes an accelerated amortization of the net time charter liability related to four Stena vessels for which options to extend time charters were not exercised and which will therefore be redelivered to the Company earlier than anticipated, was $13.6 million for the quarter ended September 30, 2009.
Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased 6.8% to $64.1 million for the three months ended September 30, 2009 compared to $68.8 million for the three months ended September 30, 2008. EBITDA for the three months ended September 30, 2009 was $44.7 million compared to $44.1 million for the three months ended September 30, 2008 (please see below for a reconciliation of EBITDA to net income).
The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased by 38.6% to $23,136 per day for the three months ended September 30, 2009 compared with $37,651 for the prior year period. The Company’s average daily rates for vessels on spot charters decreased by 87.2% to $5,677 for the three months ended September 30, 2009 compared to $44,425 for the prior year period. The average daily Suezmax spot rate was adversely affected during the quarter due to a 70-day drydock repositioning voyage.
Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, increased by 25.4% to $32.6 million for the three months ended September 30, 2009 from $26.0 million for the three months ended September 30, 2008. During the same periods, the average size of General Maritime’s fleet increased by 47.6% to 31 vessels from 21 vessels. Daily direct vessel operating expenses decreased 0.04% to $8,090 for the quarter ended September 30, 2009 compared to $8,122 for the prior year period. This decrease in daily direct vessel operating expenses reflects lower daily operating costs on our Suezmax vessels, which resulted primarily from reduced purchases of spare engine parts for those vessels, as well as lower daily operating costs on our VLCC, Panamax and product carriers. Offsetting such lower daily operating costs, daily direct vessel operating expenses for our Aframax vessels for the three months ended September 30, 2009 increased compared to the prior year period, primarily as a result of increased maintenance and repair cost associated with regulatory requirements. General and administrative costs decreased by 8.7% to $9.5 million for the quarter ended September 30, 2009 compared to $10.4 million for the prior year period. This decrease was primarily attributable to a reduction in our personnel costs and the elimination of costs which resulted from the expiration of our corporate aircraft lease.
Financial Review: Nine Months 2009
Net income was $40.9 million, or $0.75 basic and $0.74 diluted earnings per share, for the nine months ended September 30, 2009 compared to $41.3 million, or $1.07 basic and $1.04 diluted earnings per share, for the nine months ended September 30, 2008. Net voyage revenues increased 9.4% to $217.8 million for the nine months ended September 30, 2009 compared to $199.1 million for the nine months ended September 30, 2008. This increase was mainly driven by an increase in the size of our fleet from 21 vessels to 31 vessels, which primarily resulted from our acquisition of Arlington Tankers Ltd. in December 2008. EBITDA was $130.4 million for the nine months ended September 30, 2009 compared to $102.5 million for the nine months ended September 30, 2008. Net cash provided by operating activities was $47.4 million for the nine months ended September 30, 2009 compared to $88.8 million for the prior year period. TCE rates obtained by the Company’s fleet decreased 26.0% to $27,155 per day for the nine months ended September 30, 2009 from $36,681 for the prior year period, primarily as a result of declining shipping rates in the second and third quarters of 2009. Total vessel operating expenses increased 23.8% to $100.5 million for the nine months ended September 30, 2009 compared to $81.2 million for the prior year period, primarily as a result of the increase in the size of our fleet. Daily direct vessel operating expenses rose 1.1% to $8,228 for the nine month period ended September 30, 2009 from $8,138 for the prior year period. General and administrative costs decreased 11.0% to $30.9 million for the nine months ended September 30, 2009 from $34.7 million for the prior year period. The decrease was primarily attributable to a reduction in our personnel costs and the elimination of costs which resulted from the expiration of our corporate aircraft lease.
As of September 30, 2009, we had $22.3 million of cash and cash equivalents, total assets of $1,441.7 million, and our total debt outstanding was $955.5 million.
Summary Consolidated Financial and Other Data
The following table summarizes General Maritime’s selected consolidated financial and other data for the three and nine months ended September 30, 2009 and 2008, and below the following table is an Appendix which contains additional financial, operational and other data for the three and nine months ended September 30, 2009 and 2008.

	Three months ended		Nine months ended
	September-09	September-08	September-09	September-08
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$83,010	$82,292	$255,585	$236,815
Voyage expenses	(18,877)	(13,465)	(37,747)	(37,750)

Net voyage revenues	64,133	68,827	217,838	199,065
Direct vessel expenses	22,597	15,693	69,160	46,515
Other Expense	—	—	—	—
General and administrative expenses	9,476	10,359	30,885	34,714
Depreciation and amortization	22,255	14,212	66,040	41,292
Loss (gain) on sale of vessels	443	85	587	1,180

Operating income	9,362	28,478	51,166	75,364
Net interest expense	7,734	6,448	23,432	19,904
Other (income) expense	(13,127)	(1,444)	(13,196)	14,116

Net income	$14,755	$23,474	$40,930	$41,344

Basic earnings per share	$0.27	$0.60	$0.75	$1.07
Diluted earnings per share	$0.27	$0.59	$0.74	$1.04
Weighted average shares outstanding, thousands	54,551	38,804	54,532	38,803
Diluted average shares outstanding, thousands	55,630	39,952	55,571	39,917

			September-09	December-08
BALANCE SHEET DATA, at end of period
(Dollars in thousands)
Cash			$22,338	$104,146
Current assets, including cash			55,164	141,703
Total assets			1,441,672	1,577,225
Current liabilities, including current portion of long-term debt			52,758	88,392
Current portion of long-term debt			—	—
Total long-term debt, including current portion			955,500	990,500
Shareholders’ equity			420,769	455,799

	Three months ended		Nine months ended
	September-09	September-08	September-09	September-08
OTHER FINANCIAL DATA
(dollars in thousands)
Net cash provided (used) by operating activities	$(9,419)	$36,330	$47,423	$88,808
Net cash provided (used) by investing activities	(3,122)	(1,404)	(7,603)	(54,183)
Net cash provided (used) by financing activities	(13,985)	(15,624)	(121,801)	(17,729)
Capital expenditures
Vessel sales (purchases), including deposits	—	(135)	—	(47,535)
Drydocking or capitalized survey or improvement costs	(1,473)	(3,995)	(15,755)	(8,844)
Weighted average long-term debt	952,728	611,000	950,115	604,927
OTHER DATA
EBITDA (1)	$44,744	$44,134	$130,402	$102,540
FLEET DATA
Total number of vessels at end of period	31	21	31	21
Average number of vessels (2)	31.0	21.0	31.0	20.9
Total voyage days for fleet (3)	2,772	1,828	8,031	5,427
Total time charter days for fleet	1,922	1,441	6,232	4,100
Total spot market days for fleet	850	387	1,799	1,327
Total calendar days for fleet (4)	2,852	1,932	8,463	5,716
Fleet utilization (5)	97.2%	94.6%	94.9%	94.9%
AVERAGE DAILY RESULTS
Time Charter equivalent (6)	$23,136	$37,651	$27,125	$36,681
Direct vessel operating expenses per vessel (7)	7,923	8,122	8,172	8,138
General and administrative expense per vessel (8)	3,323	5,362	3,649	6,073
Total vessel operating expenses (9)	11,246	13,484	11,821	14,211
EBITDA (10)	15,689	22,844	15,408	17,939

	Three months ended		Nine months ended
	September-09	September-08	September-09	September-08
EBITDA Reconciliation
Net Income	$14,755	$23,474	$40,930	$41,344
+ Net interest (income) expense	7,734	6,448	23,432	19,904
+ Depreciation and amortization	22,255	14,212	66,040	41,292

EBITDA	$44,744	$44,134	$130,402	$102,540

(1)	EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies

(2)	Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period

(3)	Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.

(4)	Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.

(5)	Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.

(6)	Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days. Net voyage revenues are voyage revenues minus voyage expenses. The Company evaluates performance using net voyage revenues. The Company believes that presenting voyage revenues, net of voyage expenses, neutralizes the variability created by unique costs associated with particular voyages or deployment of vessels on time charter or on the spot market and presents a more accurate representation of the revenues generated by its vessels.

(7)	Daily direct vessel operating expenses, or DVOE, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

(8)	Daily general and administrative expense is calculated by dividing general and administrative expenses by vessel calendar days.

(9)	Total Vessel Operating Expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels. Daily TVOE is the sum of daily direct vessel operating expenses, or DVOE, and daily general and administrative expenses.

(10)	Daily EBITDA is total EBITDA divided by total vessel calendar days.

	THREE MONTHS ENDED
	V-Max VLCC			Suezmax Fleet			Aframax Fleet
		September-09	September-08		September-09	September-08		September-09	September-08
	% Change	Amount	Amount	% Change	Amount	Amount	% Change	Amount	Amount
	From Prior	% of Total for	% of Total for	From Prior	% of Total for	% of Total for	From Prior	% of Total for	% of Total for
	Period	Period	Period	Period	Period	Period	Period	Period	Period
Net Voyage Revenues		8,390	—	-22.4%	30,602	39,452	-48.9%	15,020	29,375
$1,000’s		13%	0%		48%	57%		23%	43%
Average Daily TCE		46,608	—	-19.6%	31,713	39,452	-62.6%	13,972	37,347
Time Charter Revenues		8,390	—	-10.8%	30,429	34,105	-40.9%	10,368	17,529
$1,000’s		14%	0%		51%	66%		17%	34%
Spot Charter Revenues		—	—	-96.8%	173	5,347	-60.7%	4,652	11,846
$1,000’s		0%	0%		4%	31%		96%	69%
Calendar Days		184	—	0.0%	1,012	1,012	20.0%	1,104	920
		6%	0%		35%	52%		39%	48%
Vessel Operating Days		180	—	-3.5%	965	1,000	29.8%	1,075	828
		6%	0%		35%	55%		39%	45%
Capacity Utilization		97.8%	0.0%	-3.5%	95.4%	98.8%	17.0%	97.4%	90.0%
# Days Vessels on Time Charter		180	—	-10.5%	819	915	-29.5%	371	526
		9%	0%		43%	63%		19%	37%
# Days Vessels on Spot Charter		—	—	71.8%	146	85	133.1%	704	302
		0%	0%		17%	22%		83%	78%
Average Daily Time Charter Rate		46,613		-0.3%	37,154	37,274	-16.1%	27,945	33,325
Average Daily Spot Charter Rate		—	—	-98.1%	1,186	62,903	-83.2%	6,608	39,224
Daily Direct Vessel Expenses (per Vessel)		8,277	—	-4.0%	7,876	8,203	7.9%	8,669	8,034
Average Age of Fleet at End of Period (Years)		8.3	—		7.9	6.7		13.0	12.8
# Vessels at End of Period		2.0	—	0.0%	11.0	11.0	20.0%	12.0	10.0
		6%	0%		35%	52%		39%	48%
Average Number of Vessels		2.0	—	0.0%	11.0	11.0	20.0%	12.0	10.0
		6%	0%		35%	52%		39%	48%
DWT at End of Period		628	—	-0.1%	1,691	1,692	21.4%	1,208	995
1,000’s		16%	0%		44%	63%		31%	37%

	THREE MONTHS ENDED
	Panamax			Handymax			Total Fleet
		September-09	September-08		September-09	September-08
	% Change	Amount	Amount	% Change	Amount	Amount	% Change
	From Prior	% of Total for	% of Total for	From Prior	% of Total for	% of Total for	From Prior	September-09	September-08
	Period	Period	Period	Period	Period	Period	Period	Amount	Amount
Net Voyage Revenues		4,037	—		6,084	—	-6.8%	64,133	68,827
$1,000’s		6%	0%		9%	0%
Average Daily TCE		21,941	—		16,531	—	-38.6%	23,136	37,651
Time Charter Revenues		4,037	—		6,084	—	14.9%	59,308	51,634
$1,000’s		7%	0%		10%	0%
Spot Charter Revenues		—	—		—	—	-71.9%	4,825	17,193
$1,000’s		0%	0%		0%	0%
Calendar Days		184	—		368	—	47.6%	2,852	1,932
		6%	0%		13%	0%
Vessel Operating Days		184	—		368	—	51.6%	2,772	1,828
		7%	0%		13%	0%
Capacity Utilization		100.0%	0.0%		100.0%	0.0%	2.7%	97.2%	94.6%
# Days Vessels on Time Charter		184	—		368	—	33.4%	1,922	1,441
		10%	0%		19%	0%
# Days Vessels on Spot Charter		—	—		—	—	119.6%	850	387
		0%	0%		0%	0%
Average Daily Time Charter Rate		21,941	—		16,531	—	-13.9%	30,857	35,832
Average Daily Spot Charter Rate		—	—		—	—	-87.2%	5,677	44,427
Daily Direct Vessel Expenses (per Vessel)		6,620	—		6,288	—	-2.5%	7,923	8,122
Average Age of Fleet at End of Period (Years)		5.6	—		5.0			9.3	8.9
# Vessels at End of Period		2.0	—		4.0	—	47.6%	31	21.0
		6%	0%		13%	0%
Average Number of Vessels		2.0	—		4.0		47.6%	31.0	21.0
		6%	0%		13%	0%
DWT at End of Period		145	—		190	—	43.9%	3,862	2,683
1,000’s		4%	0%		5%	0%

	NINE MONTHS ENDED
	V-Max VLCC			Suezmax Fleet			Aframax Fleet
		September-09	September-08		September-09	September-08		September-09	September-08
	% Change	Amount	Amount	% Change	Amount	Amount	% Change	Amount	Amount
	From Prior	% of Total for	% of Total for	From Prior	% of Total for	% of Total for	From Prior	% of Total for	% of Total for
	Period	Period	Period	Period	Period	Period	Period	Period	Period
Net Voyage Revenues		25,431	—	-11.5%	98,917	111,812	-27.7%	63,062	87,253
$1,000’s		12%	0%		45%	56%		29%	44%
Average Daily TCE		47,008	—	-9.0%	34,454	37,876	-40.2%	21,084	35,254
Time Charter Revenues		25,431	—	-2.6%	97,617	100,266	-8.2%	41,862	45,603
$1,000’s		13%	0%		50%	69%		21%	31%
Spot Charter Revenues		—	—	-88.7%	1,300	11,546	-49.1%	21,200	41,650
$1,000’s		0%	0%		6%	22%		94%	78%
Calendar Days		546	—	0.9%	3,003	2,976	19.6%	3,276	2,740
		6%	0%		35%	52%		39%	48%
Vessel Operating Days		541	—	-2.7%	2,871	2,952	20.8%	2,991	2,475
		7%	0%		36%	54%		37%	46%
Capacity Utilization		99.1%	0.0%	1.4%	95.6%	99.2%	1.1%	91.3%	90.3%
# Days Vessels on Time Charter		541	—	-1.2%	2,657	2,690	-0.3%	1,406	1,410
		9%	0%		43%	66%		23%	34%
# Days Vessels on Spot Charter		—	—	-18.3%	214	262	48.8%	1,585	1,065
		0%	0%		12%	20%		88%	80%
Average Daily Time Charter Rate		47,008	—	-1.4%	36,739	37,273	-7.9%	29,774	32,343
Average Daily Spot Charter Rate		—	—	-86.2%	6,077	44,068	-65.8%	13,375	39,108
Daily Direct Vessel Expenses (per Vessel)		8,754	—	0.3%	8,216	8,189	10.2%	8,909	8,082
Average Age of Fleet at End of Period (Years)		8.3	—		7.9	6.9		13.0	13.1
# Vessels at End of Period		2.0	—	0.0%	11.0	11.0	20.0%	12.0	10.0
		6%	0%		35%	52%		39%	48%
Average Number of Vessels		2.0	—	0.9%	11.0	10.9	20.0%	12.0	10.0
		6%	0%		35%	52%		39%	48%
DWT at End of Period		628	—	-0.1%	1,691	1,692	10.4%	1,208	1,094
1,000’s		16%	0%		44%	63%		31%	41%

	NINE MONTHS ENDED
	Panamax			Handymax			Total Fleet
		September-09	September-08		September-09	September-08
	% Change	Amount	Amount	% Change	Amount	Amount	% Change
	From Prior	% of Total for	% of Total for	From Prior	% of Total for	% of Total for	From Prior	September-09	September-08
	Period	Period	Period	Period	Period	Period	Period	Amount	Amount
Net Voyage Revenues		12,359	—		18,069	—	9.4%	217,838	199,065
$1,000’s		6%	0%		8%	0%
Average Daily TCE		23,058	—		16,546	—	-26.1%	27,125	36,681
Time Charter Revenues		12,359	—		18,069	—	33.9%	195,338	145,869
$1,000’s		6%	0%		9%	0%
Spot Charter Revenues		—	—		—	—	-57.7%	22,500	53,196
$1,000’s		0%	0%		0%	0%
Calendar Days		546	—		1,092	—	48.1%	8,463	5,716
		6%	0%		13%	0%
Vessel Operating Days		536	—		1,092	—	48.0%	8,031	5,427
		7%	0%		14%	0%
Capacity Utilization		98.2%	0.0%		100.0%	0.0%	-0.1%	94.9%	94.9%
# Days Vessels on Time Charter		536	—		1,092	—	52.0%	6,232	4,100
		9%	0%		18%	0%
# Days Vessels on Spot Charter		—	—		—	—	35.6%	1,799	1,327
		0%	0%		0%	0%
Average Daily Time Charter Rate		23,058	—		16,546	—	-11.9%	31,344	35,578
Average Daily Spot Charter Rate		—	—		—	—	23.1%	12,507	40,087
Daily Direct Vessel Expenses (per Vessel)		6,572	—		6,347	—	0.4%	8,172	8,138
Average Age of Fleet at End of Period (Years)		5.6	—		5.0	—		9.3	8.9
# Vessels at End of Period		2.0	—		4.0	—	47.6%	31	21.0
		6%	0%		13%	0%
Average Number of Vessels		2.0			4.0	—	49.0%	31.0	20.8
		6%	0%		13%	0%
DWT at End of Period		145			190		43.9%	3,862	2,683
1,000’s		4%	0%		5%	0%

Q3 2009 Dividend Announcement
The Company’s Board of Directors intends to declare a Q3 2009 quarterly dividend of $0.125 per share following the closing of a qualified notes offering. Under the Company’s dividend policy, the Company intends to declare quarterly dividends with a target amount of $0.125 per share. The declaration of dividends and their amount, if any, will depend upon the results of the Company and the determination of the Board of Directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MARITIME CORPORATION (Registrant)
By:	/s/ John C. Georgiopoulos
Name:	John C. Georgiopoulos
Title:	Executive Vice President

Date: October 30, 2009